                                                                                                         Exhibit 99.1

NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - VP of Worldwide Sales & Marketing

Keh-Shew Lu Diodes Incorporated - CEO, President & Chairman

Laura Mehrl Diodes Incorporated - Director of IR

C O N F E R E N C E C A L L P A R T I C I P A N T S

Gary Wade Mobley Wells Fargo Securities, LLC, Research Division - Senior Analyst

Matthew D. Ramsay Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Shawn Matthew Harrison Loop Capital Markets LLC, Research Division - MD

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Leanne K. Sievers Shelton Group - President

P R E S E N T A T I O N

Operator

Good Afternoon and welcome to Diodes Incorporated Third Quarter 2020 Financial Results Conference Call. (Operator Instructions) As a reminder,this conference call is being recorded today, Monday, November 9, 2020.

I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne K. Sievers - Shelton Group - President

Good afternoon, and welcome to Diodes' Third Quarter 2020 Financial Results Conference Call. I'm Leanne Sievers, President of Shelton GroupDiodes Investor Relations firm. Joining us today are Diodes' Chairman, President and CEO, Dr. Keh-Shew Lu, who is joining us from Taiwan; ChiefFinancial Officer, Brett Whitmire; Vice President of Worldwide Sales and Marketing; Emily Yang; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary as they are subject to thecompany finalizing closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such,these results are unaudited and subject to revision until the company files its Form 10-Q for its third quarter 2020. In addition, management'sprepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additionalforward-looking statements in response to your questions. Therefore, the company claims the protection of the safe harbor for forward-lookingstatements that is contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in thecompany's filings with the SEC, including forms 10-K and 10-Q. In addition, any projections as to the company's future performance representmanagement's estimates as of today, November 9, 2020. Diodes assumes no obligation to update these projections in the future as market conditionsmay or may not change, except to the extent required by applicable law.

Additional to the company's press release and management statements during this conference call will include discussions of certain measuresand financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP tonon-GAAP items, which provide additional details. Also, throughout the company's press release and management statements during this conferencecall, we refer to net income attributable to common stockholders as GAAP net income.

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations sectionof Diodes website at www.diodes.com.

And now I'll turn the call over to Diodes Chairman, President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Thank you, Leanne. Welcome, everyone, and thank you for joining us today. Third quarter revenue was better than expected. And increased 7.2%sequentially, driven by a strong recovery in Asia, followed by North America, contributing to record revenue in automotive, consumer and computerend markets. Total worldwide point-of-sale revenue increased 19% sequentially and that reached a record in the quarter driven by record POSrevenue in Asia at 20%, and 16% growth in both Europe and North America. Our record sales in the automotive market grew 18% sequentially andover 5% year-over-year to 11% of total revenue, reflecting Diodes' continued success in expanding application opportunities across new andexisting customers, while further increasing diode semiconductor content per vehicle.

Additionally, we continued to gain strong momentum with our Pericom IC products in both the automotive and computing markets. And we alsosaw a resurgence in the consumer market, which has increased approximately 30% from the first quarter of this year.

In fact, our total revenue has increased 10% from the first quarter of 2020 at the onset of the pandemic with net income increasing approximately35%, demonstrating both the resiliency of our business as well as the solid leverage in our operating model. We expect to further extend our growthmomentum as we continue to see broad-based improvements across our target end markets and geographies, which at the mid-point of ourfourth quarter guidance represents the highest quarterly revenue in the Company's history. These expectations exclude any contribution from ourproposed acquisition of Lite-On Semiconductor that is expected to close at the end of November.

With that, let me now turn the call over to Brett to discuss our third quarter financial results and our fourth quarter 2020 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon, everyone. As part of my financial review today, I will focus my comments on the sequential change for eachof the line items, and we'll refer you to our press release for a more detailed review of our results as well as the year-over-year comparisons.

Revenue for the third quarter 2020 was $309.5 million, an increase of 7.2% as compared to $288.7 million in the second quarter of 2020. Gross profitfor the third quarter was $111.1 million or 35.9% of revenue, an increase of 9.5% or 70 basis points compared to the second quarter 2020 of $101.5million or 35.2% of revenue.

GAAP operating expenses for the third quarter 2020 were $73.2 million or 23.7% of revenue and, on a non-GAAP basis, were $68.9 million or 22.3%of revenue, which excluded $4 million of amortization of acquisition-related intangible expense and $0.3 million of acquisition-related costs. Thiscompares to non-GAAP operating expenses in the prior quarter of $64.5 million or 22.3% revenue.

Total other expense amounted to approximately $4.6 million for the quarter including $2.6 million in foreign currency loss and $3.7 million ininterest expense, partially offset by $1.6 million of other income and $138,000 of interest income.

Income before taxes and noncontrolling interest in the third quarter 2020 was $33.3 million compared to $26.1 million in the previous quarter.

Turning to income taxes. Our effective income tax rate for the third quarter was approximately 17.7%.

GAAP net income for the third quarter 2020 was $27.2 million or $0.51 per diluted share, compared to GAAP net income of $21 million, or $0.40per diluted share, in the second quarter 2020. The share count used to compute GAAP diluted EPS for the third quarter 2020 was 52.7 million shares.

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

Non-GAAP adjusted net income in the third quarter was $32.8 million or $0.62 per diluted share. We excluded $3.3 million of noncashacquisition-related intangible expense and $2.4 million of acquisition-related financing and other costs. This compares to non-GAAP adjusted netincome of $28.6 million or $0.54 per diluted share in the previous quarter.

EBITDA for the third quarter was $63.3 million or 20.5% of revenue compared to $55.3 million or 19.2% of revenue in the prior quarter.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA,which provides additional details.

Cash flow generated from operations was $39.7 million for the third quarter 2020. Free cash flow was $21.9 million for the third quarter, whichincluded $17.8 million of capital expenditures. Net cash flow in the third quarter was a positive $85.2 million, including an additional $105 milliondrawdown of debt and the paydown of long-term debt by $49.7 million.

Turning to the balance sheet. At the end of the third quarter, cash and cash equivalents plus short-term investments totaled approximately $591million. Working capital was $893 million and long-term debt, including the current portion, was $346 million.

Both our cash and debt balances increased in the quarter as a result of actions we took to prepare for our pending acquisition of Lite-Onsemiconductor, which is expected to close at the end of November.

Similar to last quarter, we took advantage of the low interest rate environment and drew down on our credit line as we continued to purchase NewTaiwan dollars as a natural hedge against the U.S. dollar since the transaction will be funded in new Taiwan dollars. As of the end of the third quarter,we had borrowed and converted the equivalent of USD $305 million, resulting in our debt and cash balances increasing accordingly.

In terms of inventory, at the end of the third quarter, total inventory days increased slightly to approximately 120 in the quarter compared to 119last quarter. Finished goods inventory days were 32 compared to 30 in the second quarter of 2020. Total inventory dollars increased $4.5 millionto approximately $260.3 million, which reflects a $2.6 million increase in raw materials and a $2.1 million increase in work in process and a $200,000decrease in finished goods.

Capital expenditures on a cash basis for the third quarter 2020 were $17.8 million or 5.8% of revenue, which remains at the low end of our targetmodel of 5% to 9%.

Now turning to our outlook. Building on our growth momentum in the third quarter and record POS results, we expect fourth quarter revenue toincrease to a record of approximately $324 million, plus or minus 3%, which, at the midpoint, represents growth of 4.7% sequentially and 7.6%year-over-year, which is significantly above typical seasonal results over the past 5 years of down 4%. These revenue expectations exclude anycontribution from Lite-On Semiconductor acquisition, which is expected to close at the end of November.

We expect GAAP gross margin to be 36%, plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted foramortization of acquisition-related intangible assets, are expected to be approximately 22% of revenue, plus or minus 1%. We expect non-GAAPnet interest expense to be approximately $1.5 million.

Our income tax rate is expected to be 18%, plus or minus 3%, and shares used to calculate diluted EPS for the fourth quarter are anticipated to beapproximately $53 million.

Please note that purchasing accounting adjustments of $3.3 million after-tax for Pericom and previous acquisitions is not included in these non-GAAPestimates. Also not included is $3.3 million of Lite-On acquisition-related financing costs.

With that said, I will now turn the call over to Emily Yang.

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Thank you, Brett, and good afternoon. In the third quarter, revenue increased 7.2% sequentially, which was at the high end of our guidance dueto better-than-expected demand recovery in Asia, followed by North America. Of particular note, Worldwide POS revenue increased 19% sequentially,led by record POS in Asia at 20% and up 16% in both Europe and North America. Channel inventory is the lowest it's been since the end of 2018,with distributor inventory in terms of weeks decreasing quarter-over-quarter and within our defined range of 11 to 14 weeks. We expect distributorinventory to remain within our normal range of 11 to 14 weeks in the near term.

Looking at the global sales in the third quarter. Asia represented 79% of revenue; Europe, 13%; and North America, 8%.

In terms of our end market, consumer represents 27% revenue, mainly driven by consumer pre-Christmas builds; industrial, 22%; communication,21%; computing, 19%; and automotive, 11% of revenue. We achieved record revenue in automotive, computing and consumer end markets.

Now let me review the end market in greater detail...

Beginning with automotive market, as mentioned, Diodes achieved record revenue increasing 5.2% over the prior year period and 18% sequentially,driven by strong sales growth in Asia, followed by North America and Europe. This growth reflects the success achieved by Diodes' total solutionsales approach and demand-creation efforts in penetrating new and existing automotive customers and applications, in addition to the steadyincrease in semiconductor content per vehicle.

We're also able to secure several new design wins and grow our automotive business for products, including SBR, Zener diode, switching diodes,power transistors and TVS. High-demand applications, including battery management system, Powertrain, oil pump, 48-volt battery power,automotive lighting and lighting controllers as well as emerging applications like mini-electric vehicle and micro-hybrid also drove our growth.

Newly released automotive compliance, 40-volt and 5.5-volt DC-DC product family, and LDO has gained increasing market attention with newopportunities and design-ins for infotainment to add ADAS applications. Gate driver ICs and new data line protection products comprising single-,dual- and quad-channel TVS in small package has been successfully designed into various end applications, including infotainment systems, wirelesschargers, USB chargers and user interface system.

Also during the quarter, we continued to gain market share in brushless DC motor controllers, wireless charging, reverse battery and protectedload switching applications. We are seeing strong momentum on design-ins for our bipolar junction transistors and LED drivers in LED-basedautomotive retrofit lamps to replace halogen lamps. We are also seeing BJT design wins in both interior and exterior vehicle lighting, with applicationsranging from headlight to the taillight and mood lighting modules.

In the industrial market, revenue increased over 7% sequentially as customer factories begin to reopen throughout the quarter in both NorthAmerica and Europe but yet still remain below full production output compared to a year ago. One area of focus for Diodes in the industrial marketis providing innovative solutions to support customers in reducing their carbon footprint. Additionally, our switching diode products continue tobe used in personal protective equipment by the first responders and health care providers. Similarly, our MOSFET, diodes, crystal, crystal oscillatorshas been adopted in a number of medical applications, ranging from testing equipment to ventilators, especially those to fight COVID-19.

Our switching diodes are also being used in many additional industrial applications, including smart power, high-efficiency HVAC, security andcontrols, smart energy metering, factory automation, elevators and moving sidewalk control system. In addition, we've seen strong growth for ourLDO product family as we continue to see new design wins in industrial, LED lighting, eMeter and power tool applications.

We also secured several new design-ins for our linear LED drivers in applications such as defibrillator, ATM UV light, factory automation and LEDstrip lighting. Our SBR and gate driver products also saw a high level of design activities in embedded systems and in high-performance fans usingtelecom power systems, medical equipment and industrial control systems.

In the consumer market, we achieved record revenue in the quarter as a result of strong recovery in Asia. We saw strong demand for our Boost LEDdrivers for applications such as earphones, skin beauty masks, UV sanitizer boxes and handheld devices. We also saw tremendous growth for our

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

AC-DC products mainly driven by 25-volt phone charges, small appliances and power adapters as well as new design wins for LDOs, rectifiers andBJTs in charging, TV and set-top box applications.

We also achieved significant revenue growth for our Haptics controller and headphone amplifier products in portable gaming and consumer smartspeaker applications. We also continued to see strong demand for our TVS and switching diodes in the consumer segment, where growth wasdriven by the white goods, including high-efficiency washing machines, dishwashers, dryers, vacuum cleaners and stoves.

Turning to communication market, 5G infrastructure continue to be a key focus area, and we are continuing to see expanding opportunities forour products. Due to 5G's high-frequency and limited distance, Small Cells have become increasingly common to improve the coverage and capacityof the network. Our low jitter, high-performance crystal oscillators are needed in certain modules for precision timing needs. In the CPE space, ourPCI Express packet switches and clock buffers are finding wide acceptance in many 5G boxes.

We also saw strong momentum for PMOS in remote radio units and NMOS for 1KW or larger boost power in 5G base stations to save powerconsumption. Low voltage Hall sensors, TVS and LDOs also saw increasing design-ins and design wins in smartphone and 5G router application.

Lastly, in the computing market, revenue increased over 7% sequentially and also 14% year-over-year to record levels as work-from-home and shelter-in-place continue to drive momentum in notebooks, motherboards, servers and storage applications, in particular, for our Pericom productfamily.

This quarter, we released 20 output PCI Express Gen 4 and Gen 5 clock buffers, building up on our previous release family of clock buffers and clockgenerators and enabling us to now offer the most comprehensive clock solutions for server and data center applications. These clock solutionsand our frequency control products position us well for the next major server platforms with PCI Express Gen 4 deployment.

Momentum for our Pericom products continued in the quarter, and revenue remained at the second-highest quarterly level since the acquisition.These products continue to dominate in the signal integrity space with PCI Express Gen 4 ReDrivers, passive MUX, and USB [3.1] (corrected bycompany after the call), Gen 2 interface in PC and motherboard applications. We're also seeing tractions for our fully integrated active MUX for PCIExpress Gen 4 and USB 3.2 Gen 2x2 ReDriver Solutions for USB Type-C applications.

We also continued to increase market share for switching diodes and TVS products used in desktop and notebook applications, as notebook, PCand Chromebook business continue to be strong, primarily driven by work-from-home, remote education and e-learning demands due to COVID-19.

Our USB Power Switch product line achieved record-high quarterly revenue, and we are seeing more USB type-C adoption with many design winsusing our popular cross bar switch products. We have also seen growth momentum for SBR, MOSFET and SKY product in applications like USBType-C Power Delivery and ATX power charging adopters.

In summary, we're very pleased with another quarter of strong results and continued growth despite the current environment. Our record resultsin the automotive, consumer and computing markets, combined with record worldwide POS are setting the stage for Diodes to potentially set anew quarterly revenue record next quarter, in what is typically a seasonally down quarter. We look forward to reporting our continued progressand closing our Lite-On Semiconductor acquisition at the end of November to further enhance our future opportunities.

With that, we now open the floor to questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question comes from the line of Gary Mobley of Wells Fargo Securities.

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

I want to start out asking for a clarification from you, Emily. You mentioned that point-of-sale was up 19% versus revenue being up only 7%. But Ithink you mentioned that just distributor channel inventory was up sequentially. I'm just trying to reconcile that difference.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Right. Gary, definitely POS increased globally 19%, and Asia has actually increased 20% and North America and Europe increased 16%. Our channelinventory has actually decreased to our lowest ever since the end of 2018. So it's really at a lower end that we define as a normal range.

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Okay. I must have misheard that. Right. And as it relates to your gross margin outlook for the fourth quarter, roughly 36%, and that's on a recordquarterly revenue level. And so you've been at 37% or 38% gross margin in the past at a lower revenue level. So I'm wondering what the differenceis there? Is it lower utilization? Is it a lower mix of industrial?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Gary, let me address this question, right? So if you really look at the region shift, from the ratio point of view, changed a little bit compared to Iwould say 2019 Q3, Q2 range, Asia definitely contributing a lot more. And usually, this is the region also that have a little bit lower gross marginpercentage. And this also directly impacted pretty much the automotive, industrial, because automotive, industrial usually have been more allocatedto Europe and also in North America. So yes, as COVID-19 continue to improve, North America and Europe recover more, we believe that will helpus.

Operator

Our next question comes from the line of Shawn Harrison of Loop Capital.

Shawn Matthew Harrison - Loop Capital Markets LLC, Research Division - MD

My first question has to do with distribution. I'm just wondering if you're getting any signs from distributors. Let's say, in Asia first and then in theWestern world next, if they'd like to add additional inventory given that you're seeing strong demand -- I don't know what your lead times aredoing, maybe you could discuss that -- and channel inventory is at the lowest level in 2 years. So it seems like there's the potential for restockingto occur at some point in time in the near future.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Shawn, nice to talk to you. So definitely, if you look at our channel inventory, it's really more on the lower end. As you can see, based on our Q4guidance, we actually definitely look closely to our booking trend, to our backlog situation as well as channel inventory and the POS trend, right?So that's the reason we actually guided Q4, what you're seeing right now. So definitely, we look closely to all these things combined and take thestrategy from there.

Shawn Matthew Harrison - Loop Capital Markets LLC, Research Division - MD

Emily, do you think distributors will continue to work down your inventory in the fourth quarter? Or will they try to at least hold it steady?

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Our strategy is keeping within the normal range, 11 to 14 weeks. And definitely, if the inventory channel is too low, it's not beneficial to Diodes. Sowe're definitely not planning to lower more of the distribution inventory. So again, we try to maintain within the 11 to 14 weeks range that wedefine as a normal range.

Shawn Matthew Harrison - Loop Capital Markets LLC, Research Division - MD

Great. And then as a follow-up, Brett, if my math is right, I think you said you borrowed $305 million so far. So is there another, I don't know, $125million, $150 million that you still have to borrow or transfer over for the deal to close, and that's what we should base kind of the go-forwardinterest expense off of?

Brett R. Whitmire - Diodes Incorporated - CFO

Yes, Shawn. That's right. Yes, you got it exactly right, so...

Shawn Matthew Harrison - Loop Capital Markets LLC, Research Division - MD

$100 million or $150 million, sorry.

Brett R. Whitmire - Diodes Incorporated - CFO

It's $150 million is what we would expect to borrow in fourth quarter.

Operator

Our next question comes from Matt Ramsay of Cowen.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

I don't know for Dr. Lu or for Emily, maybe you could walk us through a little bit in more detail by end market segment, the strength of your fourthquarter guidance, it's up, I think, pretty materially versus where the consensus had modeled it. Obviously, the POS revenue is strong, and you calledthat out. But maybe you could walk us through a little bit, by division, particularly talking a little bit about automotive, where we've seen a markedacceleration as that industry has recovered.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Sure, Matt. Yes, let me start with automotive, right, segment I see very strong momentum in Asia, and we definitely see that momentum willcontinue into our fourth quarter. We also start seeing North America and Europe regions started with a good momentum of recovery, and we doexpect that momentum continues, right? At the same time, we've been working on the content expansion, and that will continue to be our strategyto expand our dollar content. And then I will go into the industrial. I think overall, factory closure in North America and Europe, we start seeing alot of improvement. We also start seeing the production output getting close to 100%. And we also -- I mean from all this data with regionalimprovement from North America and Europe, we're also pretty upbeat about the industrial for the fourth quarter.

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

And then for communication, like I explained before, our smartphone is actually in the communication and with a smartphone, especially 5Gsmartphone market, the cycle shifted a little bit. So we're actually seeing continued strong momentum into this segment together with 5Ginfrastructure. We continue to see a really strong design-in and also design win momentum in this area. And then for the computing, this is an areaof a lot of shelter-in-place. We've seen a lot of good resell in the fourth quarter -- third quarter and second quarter already. And now we do expectsome of the momentum will continue to carry through. And for the consumer, right, usually, fourth quarter is not a strong quarter, but we alsonoticed the shelter-in-place continued to drive some of the gaming consoles that I talked about last quarter and also anything related to fitnessand health. I think the IoT-related, I would say, applications that we're still seeing good growth momentum in this area.

So across the board, we're seeing almost every single end market segment showing some momentum to grow and also across all the regions.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

That's really helpful. I guess the next follow-on question to that is, as we go into maybe the first half of next year, and we wouldn't -- you guys aren'tgoing to guide that yet, obviously. But if you can maybe remind us what would normal seasonality look like in the first and second quarters foryour business and if there's any particular things given we're still in the recovery from COVID. And maybe you could talk a little bit about if there'sanything that might be different this year that we should flag for seasonality in the first half of next year.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

I think right now, it's very difficult to predict seasonality. We -- now we still go ahead and assume the seasonality like before, which is 1Q go down,probably, say, 3% to 5%; then 2Q going back up, 5% to 10%; 3Q, so we're probably 5%; then 4Q going down. We just go ahead assume that normalseasonality. Now it may be very strange like 4Q this year instead of going down average 4%, 5%, we were actually going up 4%, 5%. So if you goto look at it,, it's very difficult due to the virus issues. And another thing is the Europe and U.S., the virus has not really settled down yet. And -- butthe Asia look like it's more settled now, okay? So at this moment, we're just thinking the seasonality will be the same. But since Diodes, majority ofour business is in Asia, and therefore, we -- even automotive, industrial, we still have a lot of the business in Asia. Therefore, our thinking is it willbenefit more than our competitors.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Just one more quick one from me, and then I'll jump back in the queue. I noticed that the folks at Lite-On have reported their revenue for theSeptember quarter, and I think it's up 3% year-over-year, maybe 4% sequentially versus the June quarter. For the pieces of the business that youplan on acquiring by the end of the month, Dr. Lu, anything unusual or different to call out in their business conditions? Just -- I know it's a volatiletime for everyone. So I just -- if there was anything unusual there that was worth calling out. We'd appreciate it.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

I think when we acquired LSC, we had certain assumptions. And then when we see it now, we really can't see not much of difference, okay? Theone we're looking for more is long-term. I think we -- from a synergy point of view, we have a much longer-term view, which is like market synergy,product synergy, customer synergy and manufacturing synergies. And from the first 3 synergies, it takes a long time, much longer time to be ableto mature or to get it, okay, because you are talking about design-in and all those activities, it takes 1 to 2 years especially automotive, it could beget 2 to 3 years before we can get that synergy. So, the one short-term one where we can get the synergy is the loading manufacturing synergies.If you -- currently, their manufacturing is way underloaded probably 40% to 50% loading. And we quickly try to qualify our Diodes product to beable to manufacture with their manufacturing.

And we think that ramping will be starting from second quarter next year and probably will be up to about 70% loaded by the end of next year.Okay. So, this is much quicker, we can bring the synergy in. But one thing, we know is their product GP due to the loading issue, the product -- theirGP is about 13%, 14%. So it will really pull down our total GP next year, but we will try to bring it up. And one thing is it will be accretive immediately.

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

This is the key thing, even their GP is not as good as the Diodes GP and -- and the wafer fab, the manufacturing is underloaded, but we're still hoping-- or we still can see they will be breakeven next year at the end or the total year will be breakeven with the improvement of the manufacturingloading. And the total -- we believe that from the share purchase back and the interest payment, those 2 at the end, we should be able to beaccretive, probably improve our EPS about $0.30, 2021.

Operator

(Operator Instructions) Our next question comes from the line of Tristan Gerra of Baird.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

A quick question on your manufacturing overall. What do you expect your utilization rates to be in Q4? And are you looking at acquiring morecapacity given the trends that we see low inventories, some pockets of price increases?

Laura Mehrl - Diodes Incorporated - Director of IR

Can you repeat the question one more time?

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Yes. So the question is, what do you expect your utilization rates to be this coming quarter? And also given the backdrop of very lean distributorinventories, and we're also seeing some pockets of price increases for products like MOSFET, which all points to strong demand, so are you lookingat acquiring potentially more capacity ahead given those trends.

Laura Mehrl - Diodes Incorporated - Director of IR

So Brett, do you like -- go ahead, Dr. Lu.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Well, that is really the growth for next year, we're going to focus on is Diodes growth, okay? And the reason is LSC gross margin is very low, okay?So next year, we'll focus on design-ins for both Diodes and automotive -- and LSC products. But for the revenue, we're thinking most of them willbe coming from the growth of Diodes product. We don't think the LSC product will be growing that much, okay? And therefore, the utilization forDiodes manufacturing would be improved because if we see the growth and we see that the Diodes manufacturing utilization will be improved.For the LSC manufacturing, what we want to do will be qualify some products from -- capable produced by LSC -- qualified Diodes products capableproduced by LSC and majority of the utilization improvement will be coming from non-Diodes manufacturers. We still have a lot of wafer and atsome AT (assembly/test) outside of Diodes. And therefore, that is the portion -- that would be the products we're going to focus on, to bring inthose products from outside Diodes' operation into LSC operations, to improve utilization.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Right. So Tristan, let me -- yes, let me add a little bit on top of Dr. Lu's comment, right? So remember, we actually acquired GFAB in Scotland, andwe're also ramping up additional capacity at Fab 8-inch in-house as well. And in addition to what Dr. Lu just mentioned, LSC, both in the fabricationcapacity and also assembly capacity, we believe with all this combined plan that we have in place should be really good to support our 2021 targetgrowth year. So that's pretty much our internal capacity strategy for a longer term. So it fitted really well with our past few acquisitions and positionedreally well for our growth.

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NOVEMBER 09, 2020 / 10:00PM, DIOD.OQ - Q3 2020 Diodes Inc Earnings Call

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Okay. Great. And then a quick follow-up. You mentioned Pericom ramping in automotive. Are we at the early inning of that ramp? And what's thecontent and market share implications because Pericom has had, over the past, I would say, 18, 24 months, a very successful ramp in server. So isautomotive incremental at this point?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Yes. I think like I mentioned before, all these applications is really at a very early stage of adoption and a lot of new applications I talked beforerelated to Pericom product family are more in the next generation of ADAS infotainment systems and stuff like that. So yes, to answer your question,it's at the beginning of this whole cycle.

Operator

At this time, I'd like to turn the call over to Diodes' management for any closing remarks.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Thank you for your participation on today's call. Operator, you may now disconnect.

Operator

Thank you. Ladies and gentlemen, this concludes the conference call. You may disconnect your lines at this time.

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